Exhibit 10.1

NOTICE: You have up to twenty-one (21) days to consider this Agreement before deciding whether or not to sign it. In connection with your consideration of this Agreement, Adient US LLC hereby advises you to consult with an attorney prior to signing this Agreement.

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Agreement is made between ADIENT US LLC (“Adient”) and MARK A. SKONIECZNY JR. (“Employee”). Employee enters into this Agreement on behalf of himself, his spouse, heirs, successors, assigns, executors, and representatives of any kind, if any.

WHEREAS, Employee’s employment with Adient terminated on October 4, 2019;

WHEREAS, Adient is willing to offer Employee the severance benefits described in this Agreement and Employee wishes to obtain such severance benefits;

NOW, THEREFORE, in consideration of the mutual covenants of the parties, it is agreed as follows:

1.    Termination Date. Employee’s employment with Adient terminated on October 4, 2019 (“Termination Date”). Employee shall be removed as an officer and director from any Affiliated Entity (defined below) effective as of the Termination Date. Employee shall also be removed as a signor on any foreign bank account of Adient or an Affiliated Entity effective as of the Termination Date, and Adient shall arrange for its tax preparer to assist Employee with the filing of his Report of Foreign Bank and Financial Accounts for calendar year 2019.

2.    Severance Benefits. In consideration of the promises contained in this Agreement, Adient will provide the following severance benefits to Employee:

a.    Adient will pay Employee, as severance pay, a lump sum payment of TWO HUNDRED SEVENTY SIX THOUSAND NINE HUNDRED TWENTY THREE AND 13/100 DOLLARS ($276,923.13). Such lump sum payment will be made to Employee within thirty (30) calendar days after the date this Agreement becomes effective as provided in paragraph 14 below. Adient will make withholdings for applicable taxes from such payment.

b.    Adient will continue to provide to Employee, at no cost to Employee, medical coverage (at the Employee’s current level of coverage – e.g., employee only, employee plus one, etc.) for nine (9) months immediately following the Termination Date (the “Coverage Period”). The Coverage Period will be shortened and will terminate if and when Employee becomes eligible for group medical insurance elsewhere during such Coverage Period. After such Coverage Period, Employee may, if Employee timely and properly elects to do so, exercise Employee’s option under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to continue coverage for an additional period of time at Employee’s own expense. The continuation coverage that Adient pays for during the Coverage Period will be counted towards the maximum period of time Employee is eligible to receive continuation coverage under COBRA. If Employee (or one of Employee’s covered dependents) is Medicare eligible, then the continuation coverage during the Coverage Period will pay secondary to Medicare (whether or not Employee or Employee’s dependent actually enrolls in Medicare).

c.    Adient will pay the fee for Employee to participate in an executive outplacement assistance program with an external provider selected by Adient, provided Employee timely initiates such outplacement services. In order to timely initiate such outplacement services, Employee must contact the outplacement services provider selected by Adient within thirty (30) days following the date this Agreement becomes effective as provided in paragraph 14 below.

d.    Employee’s Adient Restricted Stock Units (“RSUs”) and Performance Share Units awarded under the Adient plc 2016 Omnibus Plan shall be treated in accordance with the terms of the plan and respective award agreements; provided however, Employee’s RSU awards which are scheduled to vest after the Termination Date but before November 8, 2019 shall, notwithstanding Employee’s termination of employment, vest as scheduled, or if later, vest immediately following the date this Agreement becomes effective as provided in paragraph 14 below.

e.    Employee shall be eligible to receive an award under Adient’s Annual Incentive Performance Plan for the performance period ending September 30, 2019. Such award shall be paid to Employee in accordance with the terms and conditions of the plan and at the time awards are paid to other plan participants who are eligible for an award.

3.    Release of All Claims. In consideration of the severance benefits described in paragraph 2(a)-(d) above, Employee hereby releases and forever discharges the Released Parties (defined below) from any and all claims, contracts, judgments and expenses (including attorneys’ fees and costs of any kind), whether known or unknown, which Employee has or may have against the Released Parties, or any of them, arising out of or based on any transaction, occurrence, matter, event, cause or thing whatsoever which has occurred prior to or on the date Employee executes this Agreement. “Released Parties” includes Adient and Affiliated Entities (defined below), their predecessors and successors (including, but not limited to, Johnson Controls International plc, Johnson Controls, Inc. and all of their affiliated entities), and all of Adient’s and the other foregoing entities’ past, present and future officers, directors, agents, employees, shareholders, members, managers, partners, joint ventures, attorneys, executors, employee benefit plans, insurers, assigns and other representatives of any kind. This release includes, but is not limited to: (i) claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1991, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Elliott-Larson Civil Rights Act, state family and/or medical leave laws, state fair employment laws, state and federal wage and hour laws, wage payment laws, any amendments to the foregoing laws, and/or any other law (including without limitation federal, state, local or foreign law, statute, common law, code, ordinance, rule or regulation); (ii) claims based on breach of contract (express or implied), tort, personal injury, misrepresentation, discrimination, failure to accommodate, retaliation, harassment, defamation, invasion of privacy or wrongful discharge; (iii) claims for bonuses, payments or benefits under any of Adient’s or any Affiliated Entity’s bonus, severance or incentive plans or fringe benefit programs or policies; (iv) claims under the Adient plc 2016 Omnibus Plan or any award agreements; (v) any other claims arising out of or connected with Employee’s employment with or separation of employment from

Adient or any Affiliated Entity; and (iv) claims arising out of Employee’s removal as an officer or director from any Affiliated Entity. This release does not include a waiver of any claim that cannot legally be waived. Nothing in this Agreement (x) waives Employee’s rights (if any) to a defense and/or to be held harmless and indemnified in accordance with the Indemnification Agreement and the Deed of Indemnity which Employee entered into with Adient US LLC and Adient plc, respectively, on October 31, 2016, (y) waives a claim for benefits vested as of the Termination Date under a retirement plan of Adient or any Affiliated Entity, or (z) waives Employee’s right to receive a whistleblower award from the U.S. Securities and Exchange Commission (“SEC”) under Section 21F of the Securities Exchange Act of 1934, as amended. “Affiliated Entities” means Adient plc and all entities related to or affiliated with either Adient or Adient plc, including but not limited to parent, sister or subsidiary entities (of any tier) and joint ventures (individually each an “Affiliated Entity”).

4.    Agreement Not to Sue. To the fullest extent permitted by law, Employee agrees that Employee will not initiate or cause to be initiated any proceeding of any kind, including any arbitration or any federal, state or local lawsuit or administrative proceeding, against the Released Parties, or any of them, based upon any claim released and discharged under paragraph 3 above. In addition, Employee represents that Employee currently does not have any such proceeding pending against any of the Released Parties.

5.    Challenge to Validity; Cooperation with Government Agencies. Nothing in this Agreement: (i) limits Employee’s right to challenge the validity of this Agreement under the ADEA; (ii) interferes with Employee’s right or responsibility to give testimony under oath or to make statements to or otherwise provide information to a government agency or commission; (iii) prohibits Employee from filing a charge or complaint with, making a report to, participating in any investigation or proceeding conducted by, or otherwise cooperating with the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the SEC or any other government agency or commission; or (iv) prohibits Employee from making other disclosures that are protected under the whistleblower provisions of any law. However, by executing this Agreement, Employee is waiving and completely disclaiming any right to a remedy or to recover any benefits or monetary awards in connection with any action (whether brought by Employee, the EEOC, the NLRB, the OSHA, any other government agency or commission, or any other person or entity) arising out of or based on any transaction, occurrence, matter, event, cause or thing whatsoever which has occurred prior to or on the date Employee executes this Agreement, except that Employee is expressly permitted to accept a whistleblower award from the SEC pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

6.    Post-Employment Restrictive Covenants.

a.    Confidential Business Information. Employee shall not at any time on or after the Termination Date, without the prior written consent of Adient, directly or indirectly, disclose to others or use, the secret, confidential or proprietary information, knowledge or data of Adient or any of the Affiliated Entities (“Confidential Information”). Confidential Information does not include information, knowledge or data that is generally known to the public through no fault of Employee. Nothing in this paragraph 6(a) is intended or shall be construed to limit in any way paragraph 6(b).

b.    Trade Secrets. Employee shall not at any time on or after the Termination Date use or disclose any Trade Secret of Adient or any of the Affiliated Entities until such time as that Trade Secret is no longer a secret as a result of circumstances other than a misappropriation involving Employee. For purposes of this Agreement, “Trade Secret” means information of Adient or any Affiliated Entity, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts by Adient or any Affiliated Entity to maintain its secrecy that are reasonable under the circumstances.

c.    Non-Solicitation of Employees/Interference with Business. For twelve (12) months after the Termination Date, Employee shall not, directly or indirectly, (i) solicit, induce or attempt to induce any individual who was, on the Termination Date (or was, during the six-month period prior to the Termination Date), employed by Adient or any Affiliated Entity in an e-band salaried position to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity or (ii) induce or attempt to induce any customer, investor, supplier, licensee, or other business relation of Adient or any Affiliated Entity to cease doing business with Adient or any Affiliated Entity, or in any way interfere with the relationship between any such customer, investor, supplier, licensee, or business relation, on the one hand, and Adient or any Affiliated Entity on the other hand.

d.    Equitable Remedies. Employee acknowledges that Adient and the Affiliated Entities would be irreparably injured by a violation of this paragraph 6 and Employee agrees that Adient and the Affiliated Entities, in addition to any other remedies available to them for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Employee from any actual or threatened breach of this paragraph 6. If a bond is required to be posted in order for Adient or the Affiliated Entities to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

e.    Severability; Blue Pencil. Employee acknowledges and agrees that Employee has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographical scope, temporal duration and in all other respects. If it is determined that any provision of this paragraph 6 is invalid or unenforceable, the remainder of the provisions of this paragraph 6 shall not thereby be affected and shall be given full effect, without regard to the invalid or unenforceable portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this paragraph 6 are invalid or unenforceable because of the duration, geographic scope or other limitation of such provision, then the duration, scope or other limitation of such provision, as the case may be, shall be modified so that such provision becomes valid and enforceable to the greatest extent lawfully permissible, and in its modified form, such provision shall be enforced.

7.    Other Confidentiality Obligations. This Agreement does not (i) supersede any confidentiality agreements or intellectual property rights agreements to which Employee was subject while an employee of Adient or any Affiliated Entity or following Employee’s employment separation or (ii) negate, limit or reduce Employee’s obligations or Adient’s or any Affiliated Entity’s rights under any laws relating to trade secrets, confidential information or unfair competition.

8.    Representations. Employee agrees, represents, and certifies that: (i) the severance benefits provided in this Agreement are greater than those to which Employee is entitled by contract, employment policy or otherwise; (ii) Employee has been advised in writing by Adient to consult with an attorney prior to executing this Agreement; (iii) Employee has been advised in writing by Adient that Employee had at least twenty-one (21) days within which to consider this Agreement; (iv) Employee has returned to Adient all items of personal property that are the property of Adient; (v) Employee has returned to Adient all records, files, manuals, reports, notes or any other documents or materials, whether in written, electronic or other form, and whether prepared by Employee or others (including any copies of the same), which contain confidential, proprietary or other information regarding Adient, any Affiliated Entity or the businesses of Adient or any Affiliated Entity; and (vi) Employee has been paid all compensation and received all benefits due to Employee as a result of Employee’s employment with Adient or any Affiliated Entity.

9.    Cooperation. Employee shall provide information and assistance to Adient or any Affiliated Entity, as reasonably requested by Adient or any Affiliated Entity, with respect to matters with which Employee was familiar during Employee’s employment with Adient or any Affiliated Entity. The assistance to be provided by Employee may include, for example, meeting with the employees, agents and attorneys of Adient or an Affiliated Entity at reasonable dates and times, providing requested information, reviewing administrative and legal filings, and, if necessary, testimony in any forum, etc. Adient shall not require any assistance from Employee which would unreasonably interfere with any future employment of Employee.

10.    Attorneys’ Fees. In addition to any other remedies or relief to which Adient or any other Released Party may be entitled in law or equity, Adient and all other Released Parties shall be entitled to all costs and expenses (including reasonable attorneys’ fees, costs and expenses) which they (or any of them) incur in successfully enforcing any of the provisions of this Agreement or successfully recovering damages for a breach of this Agreement by Employee.

11.    Non-Admission of Wrongdoing. Neither this Agreement nor the furnishing of the consideration provided for in this Agreement shall be deemed or construed at any time or for any purpose as an admission of liability by the Released Parties or that any of the Released Parties has acted improperly, unlawfully or in violation of any law with regard to Employee. Liability for any and all claims for relief is expressly denied by the Released Parties.

12.    Miscellaneous. Employee acknowledges that Employee has read this Agreement, that Employee is fully aware of its contents and its legal effect, that the preceding paragraphs recite the sole consideration for this Agreement, that all agreements and understandings between the parties regarding the subject matter of this Agreement are embodied and expressed herein and in Employee’s equity award agreements, and that Employee has been afforded ample opportunity to consider this Agreement and enters into this Agreement freely, knowingly, and without coercion and not in reliance upon any representations or promises made by Adient, any Affiliated Entity or their agents, other than those contained herein.

13.    Severability. The provisions of this Agreement are severable. If Employee challenges any part of this Agreement and it is held to be void or unenforceable or contrary to law, Adient shall have the option to either terminate this Agreement in its entirety, in which case it shall be entitled to the return of the severance benefits paid to Employee hereunder (unless such return is otherwise prohibited by law), or it may require that the balance of this Agreement nonetheless shall remain in full force and effect.

14.    Revocation Period. For a period of seven (7) days following the execution of this Agreement, Employee may revoke this Agreement. To be effective, any notice of revocation must be in writing and received by Renee McLeod, Vice President and Chief Human Resources Officer, Adient US LLC, 49200 Halyard Drive, Plymouth, Michigan 48170, within the seven (7) day revocation period. The Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired without revocation by Employee.

15.    Controlling Law; Jurisdiction, Venue. This Agreement shall be construed and enforced according to the internal laws of the State of Michigan, without reference to principles of conflicts of law. Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising under this Agreement or the Severance Agreement may be brought in the United States District Court for the Eastern District of Michigan, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Michigan, (ii) consents to be subject to the non-exclusive personal jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Adient is a Michigan limited liability company. The responsibilities of the Employee’s employment with Adient and any Affiliated Entity had a substantial relation to the business of Adient in Michigan.

16.    Modification, Counterparts and Facsimile Signatures. This Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of Adient and Employee. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronically scanned and faxed copies of signatures may be relied upon as the true and correct signatures of the undersigned.

17.    Federal Defend Trade Secrets Act Notice. Employee also acknowledges that he has read and understands the following notice:

Pursuant to the Federal Defend Trade Secrets Act, an individual cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official (either directly or indirectly) or an attorney solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, provided the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

The parties have executed this Agreement as of the dates written below.

EMPLOYEE	ADIENT US LLC

/s/ Mark A. Skonieczny Jr.	/s/ Cathleen A. Ebacher
Mark A. Skonieczny Jr.	By: Cathleen A. Ebacher, Vice President, General Counsel and Secretary

10/17/2019	10/17/2019
Date	Date

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